October 2012 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated October 12, 2012 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

$        PLUS Based on the Value of a Basket of Equities due [•], 2013

Performance Leverage Upside Securities

The Performance Leverage Upside Securities (the “PLUS”) offer leveraged exposure to an equally weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”). The PLUS are for investors who seek an equity basket based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying basket. At maturity, if the value of the underlying basket has decreased below the initial basket value, the investor is fully exposed to the full amount of the negative basket performance. At maturity, if the underlying basket has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying basket, subject to the maximum payment at maturity. Accordingly, the PLUS do not guarantee any return of principal at maturity. The PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 7 exchange traded funds (see “Basket Information” on page 18 of this free writing prospectus)

Basket weighting of each basket equity:	SPDR® S&P 500® ETF Trust (Bloomberg Ticker ‘‘SPY UP’’):	40%
	The Financial Select Sector SPDR® Fund (Bloomberg Ticker ‘‘XLF UP’’):	10%
	iShares® MSCI EAFE Index Fund (Bloomberg Ticker ‘‘EFA UP’’):	10%
	iShares® MSCI Emerging Markets Index Fund (Bloomberg Ticker ‘‘EEM UP’’):	10%
	iShares® Russell 2000 Index Fund (Bloomberg Ticker ‘‘IWM UP’’):	10%
	PowerShares DB Commodity Index Tracking Fund (Bloomberg Ticker ‘‘DBC UP’’):	10%
	The Technology Select Sector SPDR® Fund (Bloomberg Ticker ‘‘XLK UP’’):	10%

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	Expected to be between October 13, 2012 and October 26, 2012
Original issue date:	[•], 2012 (3 business days after the pricing date)
Maturity date:	[•], 2013 (to be determined on the pricing date and expected to be the 3rd scheduled business day after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement

Payment at maturity:

▪     If the final basket value is greater than the initial basket value:
$10 + leveraged upside payment.
In no event will the payment at maturity exceed the maximum payment at maturity.

▪     If the final basket value is equal to the initial basket value:
$10

▪     If the final basket value is less than the initial basket value:
$10 + ($10 x basket return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value – initial basket value) / initial basket value
Leveraged upside payment:	$10 x leverage factor x basket return
Initial basket value:	100
Final basket value:	The product of (i) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as determined by the calculation agent.
Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.
Equity return:	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
(final equity price – initial equity price) / initial equity price
Valuation date:	[•], 2013 (to be determined on the pricing date and expected to be approximately 13 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	3
Maximum payment at maturity:	Between $11.365 and $11.565 (the actual maximum payment at maturity will be determined on the pricing date)
CUSIP:	90269V652
ISIN:	US90269V6526
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per security	$10.00	$0.20	$9.80
Total	$	$	$

(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 per $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest”.

NOTICE TO INVESTORS: THE PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE PLUS AT MATURITY, AND THE PLUS CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE 14 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-14 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

PLUS Based on the Value of a Basket of Equities due [•], 2013

Additional Information about UBS and the PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated July 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Performance Leveraged Upside Securities”, dated July 13, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

Investment Overview

Performance Leveraged Upside Securities

The PLUS Based on the Value of a Basket of Equities due [•], 2013 can be used:

▪	As an alternative to direct exposure to the underlying basket that enhances the return for a certain range of positive performance of the underlying basket; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
▪	To enhance returns and outperform the underlying basket in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 13 months

Leverage factor:	3

Maximum payment at maturity:	$11.365 to $11.565 (113.65% to 115.65% of the stated principal amount), to be determined on the pricing date

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS

Coupon:	None

Key Investment Rationale

Investors can use the PLUS to leverage returns by a factor of 3, up to the maximum payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying basket within a certain range of positive performance.

Upside Scenario	The underlying basket increases in value from the pricing date to the valuation date and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 3 times the basket return, up to the maximum payment at maturity.

Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The final basket value is less than the initial basket value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the full amount of the decline in the value of the underlying basket from the pricing date to the valuation date. (Example: if the underlying basket decreases in value by 35%, the PLUS will redeem for $6.50, or 65% of the stated principal amount.)

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PLUS Based on the Value of a Basket of Equities due [•], 2013

Investor Suitability

The PLUS may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.

▪	You believe the final basket value of the underlying basket is not likely to be less than the initial basket value and, if it is, you can tolerate receiving a payment at maturity that will likely be less than your principal amount and may be zero.

▪	You believe the underlying basket will appreciate over the term of the PLUS and that the appreciation is unlikely to equal or exceed the maximum payment at maturity of between $11.365 and $11.565 (113.65% and 115.65% of the stated principal amount) (the actual maximum payment will be determined on the pricing date).

▪	You can tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket.

▪	You do not seek current income from your investment and are willing to forego dividends paid on any basket equities.

▪	You are willing and able to hold the PLUS to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the PLUS.

▪	You are willing to assume the credit risk of UBS for all payments under the PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The PLUS may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.

▪	You believe the final basket value of the underlying basket is likely to be less than the initial basket value, which could result in a total loss of your initial investment.

▪	You do not believe the underlying basket will appreciate over the term of the PLUS or you believe that the appreciation is likely to exceed the maximum payment at maturity of between $11.365 and $11.565 (113.65% and 115.65% of the stated principal amount) (the actual maximum payment will be determined on the pricing date).

▪	You cannot tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket.

▪	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

▪	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 13 months, and seek an investment for which there will be an active secondary market.

▪	You are not willing to assume the credit risk of UBS for all payments under the PLUS, including any repayment of principal.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

Fact Sheet

The PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying basket on the valuation date. The PLUS do not guarantee any return of principal at maturity. All payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUS and you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date	Maturity date:
Expected to be between October 15, 2012 and October 26, 2012	[•], 2012 (3 business days after the pricing date)	[•], 2013	[•], 2013

Key Terms
Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 7 exchange traded funds (see “Basket Information” on page 18 of this free writing prospectus)
Basket weighting of each basket equity:	SPDR® S&P 500® ETF Trust (Bloomberg Ticker ‘‘SPY UP’’): 40%
The Financial Select Sector SPDR® Fund (Bloomberg Ticker ‘‘XLF UP’’): 10%
iShares® MSCI EAFE Index Fund (Bloomberg Ticker ‘‘EFA UP’’): 10%
iShares® MSCI Emerging Markets Index Fund (Bloomberg Ticker ‘‘EEM UP’’): 10%
iShares® Russell 2000 Index Fund (Bloomberg Ticker ‘‘IWM UP’’): 10%
PowerShares DB Commodity Index Tracking Fund (Bloomberg Ticker ‘‘DBC UP’’): 10%
The Technology Select Sector SPDR® Fund (Bloomberg Ticker ‘‘XLK UP’’): 10%
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

▪     If the final basket value is greater than the initial basket value:
$10 + leveraged upside payment.
In no event will the payment at maturity be greater than the maximum payment at maturity

▪     If the final basket value equal to the initial basket value:
$10

▪     If the final basket value is less than the initial basket value:
$10 + ($10 x basket return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value – initial basket value) / initial basket value
Leveraged upside payment:	$10 x leverage factor x basket return
Leverage factor:	3
Maximum payment at maturity:	Between $11.365 and $11.565 (the actual maximum payment at maturity will be determined on the pricing date)
Initial basket value:	100
Final basket value:	The product of (i) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as determined by the calculation agent.
Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

Key Terms:
Equity return:	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
(final equity price – initial equity price) / initial equity price
Valuation date:	[•], 2013, subject to postponement for non-underlying asset business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 14.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	90269V652
ISIN:	US90269V6526
Tax considerations:

The United States federal income tax consequences of your investment in the PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Pursuant to the terms of the PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid derivative contract with respect to the underlying basket. If your PLUS are so treated, if you hold your PLUS for more than one year you should generally recognize long-term capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-46 of the accompanying product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUS for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-44 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of PLUS purchased after the bill was enacted to accrue interest income over the term of the PLUS despite the fact that there will be no interest payments over the term of the PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

Recent Legislation

Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the PLUS.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

General Information

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amountswith respect to the amounts to withhold.

The Issuer and other financial institutions through which payments on the PLUS are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any PLUS which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the PLUS is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subjectto withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Non-United States Holders. If you are not a United States holder except as provided below, you will generally not be subject to United States withholding tax with respect to payments on your PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed Internal Revenue Service Form W-8 BEN. Gain from the sale or exchange of a PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-United States holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the PLUS, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the PLUS on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the PLUS in order to minimize or avoid U.S. withholding taxes.

PROSPECTIVE PURCHASERS OF PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PLUS.

Trustee:	U.S. Bank Trust National Association

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PLUS Based on the Value of a Basket of Equities due [• ], 2013

General Information

Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUS as described below.

In connection with the sale of the PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of PLUS before and after the pricing date of the PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
Supplemental information regarding plan of distribution; conflicts of interest:

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This free writing prospectus represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 3 of this document.

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PLUS Based on the Value of a Basket of Equities due [•], 2013

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying basket.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	3

Hypothetical maximum payment at maturity:	$11.365 (113.65% of the stated principal amount) per PLUS

PLUS Payoff Diagram

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How it works

▪	If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus3 times the appreciation of the underlying basket over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 104.55% the initial basket value.

▪	If the final basket value has appreciated from the initial basket value by 4%, investors will receive a 12% return, or $11.20 per PLUS.

▪	If the final basket value has appreciated from the initial basket value by 20%, investors will receive only the hypothetical maximum payment at maturity of $11.365 per PLUS.

▪	If the final basket value is equal to the initial basket value, investors will receive an amount equal to the $10 stated principal amount.

▪	If the final basket value is less than the initial basket value, investors will be exposed to the full negative decline in the underlying basket. Specifically, a 1% loss of principal for each 1% decline in the underlying basket.

▪	If the underlying basket depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUS.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10 + leveraged upside payment, subject to the maximum payment at maturity

		Leveraged Upside Payment

Principal		Principal			Leverage Factor		Basket return
$10	+	[	$10	x	3 x	(	final basket value – initial basket value initial basket value	)	]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final basket value is equal to the initial basket value:

the stated principal amount of $10

If the final basket value is less than the initial basket value:

$10 + ($10 x basket return)

Principal			Principal			Basket return

$10	+	[	$10	x	(	final basket value – initial basket value initial basket value	)]

Accordingly, if the final basket value is below the initial basket value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying basket. You may lose up to 100% of your principal.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled "Risk Factors" in the accompanying product supplement and "Risk Factors" in the related product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final basket value is less than the initial basket value, you will lose some or all of your investment in the PLUS in an amount proportionate to the decrease in the value of the underlying basket from the pricing date to the valuation date. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪	The leverage factor applies only at maturity. You should be willing to hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 3 times the basket return even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the PLUS to maturity.

▪	Your potential return on the PLUS is limited to the maximum payment at maturity. The return potential of the PLUS is limited to the maximum payment at maturity of $11.365 to $11.565 (actual maximum payment at maturity to be determined on the pricing date). Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying basket or the basket equities.

▪	Credit risk of UBS. The PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUS and you could lose your entire investment.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS prior to maturity. Although we expect that generally the closing value of the underlying basket on the valuation date will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying basket and the basket equities, the dividend yield of the basket equities, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying basket or equities markets generally and that may affect the closing value of the underlying basket, interest and yield rates in the market, time remaining until the PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of UBS. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

▪	Owning the PLUS is not the same as owning the basket equities. The return on the PLUS may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the PLUS. In addition, as an owner of the PLUS, you will not have voting rights or any other rights that a holder of the basket equities may have.

▪	No assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying basket will rise or fall. There can be no assurance that the underlying basket value will not close below the initial basket value on the valuation date. The closing value of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities. You should be willing to accept the risk of losing some or all of your initial investment.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the PLUS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the PLUS declines. In addition, any secondary market prices for the PLUS may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪	Exchange listing and secondary market. The PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for

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the PLUS, the price at which you may be able to sell your PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	Exchange listing and secondary market. The PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the PLUS, the price at which you may be able to sell your PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪

The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests. Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.

▪	Fluctuation of NAV. The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.

▪

Failure of one or more basket equities to track the level of their applicable underlying indices. While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the PLUS.

▪	The PLUS are subject to currency exchange rate risk. The PLUS are linked in part to the iShares® MSCI EAFE Index Fund (“EFA Fund”) and the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”). Both invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the PLUSwill be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund or EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the EFA Fund and EEM Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EFA Fund and EEM Fund invest will be adversely affected and the value of the PLUS may decrease.

▪	The PLUS are subject to non-U.S. securities market risk. The EFA Fund and EEM Fund are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S.laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as-growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

▪	The PLUS are subject to emerging markets risk. The EEM Fund is subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the caseof many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the PLUS are susceptible, before making a decision to invest in the PLUS.

▪	Small-Capitalization Risks. The PLUS are linked in part to the iShares® Russell 2000 Index Fund (“IWM Fund”) and are subject to risks associated with small-capitalization companies. The IWM Fund may invest in companies that may be considered small-capitalization companies,

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▪	as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The PLUS are subject to risks associated with the financial sector. The PLUS are linked in part to The Financial Select Sector SPDR® Fund (“XLF Fund”), which includes stocks of companies representing the financial sector of the S&P 500® Index. The underlying basket may be subject to increased price volatility as the holdings of the XLF Fund are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the basket equity issuer, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of shares of the basket equity.

▪	The PLUS are subject to risks associated with the technology sector. The PLUS are linked in part to The Technology Select Sector SPDR® Fund (“XLK Fund”), which includes stocks of companies whose primary line of business is directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the XLK Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Accordingly, by investing in the PLUS, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪	The XLF and XLK Fund utilize a passive indexing investment approach. The XLF and XLK Fund are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, these basket equities, utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of their respective underlying index by investing in a portfolio of stocks that generally replicate their respective underlying index. Therefore, unless a specific stock is removed from the corresponding underlying index, the XLF and XLK Fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the XLF and XLK Fund are subject to the risk that the investment strategy of the XLF and XLK Fund’s investment adviser may not produce the intended results.

▪	The commodity futures contracts held by the PowerShares DB Commodity Index Tracking Fund (“DBC Fund”) are subject to uncertain legal and regulatory regimes. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your PLUS. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain metal, energy and agricultural based commodities. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.

▪	The PLUS do not offer direct exposure to commodity spot prices. The PLUS are linked in part to the DBC Fund, which hold commodity futures contracts, not physical commodities (or their spot prices). The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the PLUS may underperform a similar investment that is linked to commodity spot prices.

▪

Higher futures prices of the commodity futures contracts held by the DBC Fund relative to the current prices of such contracts may affect the price of the DBC Fund and the value of the PLUS. The DBC Fund holds futures contracts on physical commodities. As the exchange-traded futures contracts held by the DBC Fund approach expiration, they are replaced by contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of, for example, a contract for delivery in November would take place at a price that is higher than the price of a contract for delivery in October, thereby creating a negative “roll yield.'' Contango could adversely affect the price of the DBC Fund and thus the value of the PLUS.

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▪	Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the price of the DBC Fund. Market prices of the commodity futures contracts held by the DBC Fund tend to be highly volatile and may fluctuate rapidly based on numerous factors. These factors may affect the price of the DBC Fund in varying ways, and different factors may cause the value of different commodity futures contracts held by the DBC Fund to move in inconsistent directions at inconsistent rates. In addition, the DBC Fund may be more volatile and susceptible to price fluctuations than a fund that tracks a broader commodity index.

▪	Suspension or disruptions of market trading in the commodity and related options futures markets may adversely affect the price of the DBC Fund, and therefore the value of the PLUS. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits'' and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the DBC Fund and, therefore, the value of your PLUS.

▪	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying basket or basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the PLUS. The calculation agent, an affiliate of the issuer, will determine the final basket value and the payment at maturity based on the closing value of the underlying basket on the valuation date. The calculation agent can postpone the determination of the final basket value or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUS and the underlying basket to which the PLUS are linked.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS and will carry out hedging activities related to the PLUS (and other instruments linked to the underlying basket or the basket equities), including trading in the basket equities, swaps, futures and options contracts on the basket equities as well as in other instruments related to the basket equities. Our affiliates also trade in the basket equities and other financial instruments related to the underlying basket and the basket equities on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial basket value and, as a result, could have increased the value at which the underlying basket must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying basket on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page7 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and consult your tax advisor about your tax situation.

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Basket Information

All disclosures contained in this free writing prospectus regarding each basket equity are derived from publicly available information. We do not disclaim liability or responsibility for any information disclosed herein regarding each basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first, second and third calendar quarters of 2012. Partial data is provided for the fourth calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return and, consequently, the amount payable on your Note, if any, at maturity.

Basket Equity	Initial Equity Price	Basket Weighting
SPDR® S&P 500® ETF Trust	[n]	40%
The Financial Select Sector SPDR® Fund	[n]	10%
iShares® MSCI EAFE Index Fund	[n]	10%
iShares® MSCI Emerging Markets Index Fund	[n]	10%
iShares® Russell 2000 Index Fund	[n]	10%
PowerShares DB Commodity Index Tracking Fund	[n]	10%
The Technology Select Sector SPDR® Fund.	[n]	10%

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SPDR® S&P 500® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (the “SPDR 500 Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the SPDR 500 Trust. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR 500 Trust.

The SPDR 500 Trust is a unit investment trust that issues securities called “Trust Units'' or “Units” of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain securities included within the S&P 500® Index, the SPDR 500 Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 24 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of June 30, 2012, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each SPDR.

As of June 30, 2012, the SPDR 500 Trust held stocks of U.S. companies in the following industry sectors: Information Technology (19.80%), Financials (14.40%), Health Care (11.98%), Consumer Staples (11.28%), Consumer Discretionary (10.95%), Energy (10.79%), Industrials (10.46%), Utilities (3.72%), Materials (3.40%) and Telecommunication Services (3.22%).

Information filed by the SPDR 500 Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 033-46080 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. Shares of the SPDR 500 Trust are listed on the NYSE Arca under ticker symbol “SPY.''

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the SPDR 500 Trust. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPDR 500 Trust.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	SPY UP <Equity>
Current Equity Closing Price:	$143.28
Closing Price 52 Weeks ago (on October 10, 2011):	$119.68

52 Week High Closing Price (on September 14, 2012):	$147.24
52 Week Low Closing Price (on November 25, 2011):	$116.20

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $143.28. The associated graph shows the closing prices for the basket equity for each day from January 3, 2000 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

SPDR® S&P 500® ETF Trust	High	Low	Period End
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
First Quarter	$134.57	$126.21	$132.51

Second Quarter	$136.54	$126.81	$131.97
Third Quarter	$135.46	$112.26	$113.17
Fourth Quarter	$128.68	$109.93	$125.50
2012
First Quarter	$141.61	$127.49	$140.72
Second Quarter	$141.79	$128.10	$136.27
Third Quarter	$147.24	$133.51	$143.93
Fourth Quarter (through October 10, 2012)	$146.27	$143.28	$143.28

20

PLUS Based on the Value of a Basket of Equities due [•], 2013

S&P 500® ETF Trust – Daily Closing Prices January 3, 2000 to October 10, 2012

21

PLUS Based on the Value of a Basket of Equities due [•], 2013

The Financial Select Sector SPDR® Fund

We have derived all information contained in this free writing prospectus regarding The Financial Select Sector SPDR® Fund (the “XLF Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment manager of the XLF Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the XLF Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund.

The XLF Fund is one of nine separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund'” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The nine Select Sector Indexes upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index.

In seeking to track the performance of the Financial Select Sector Index, the XLF Fund employs a replication strategy, which means that the XLF Fund typically invests in substantially all of the securities represented in the Financial Select Sector Index in approximately the same proportions as the Financial Select Sector Index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Financial Select Sector Index.

The Financial Select Sector Index includes companies from the following industries: diversified financial services; insurance; diversified financial services; commercial banks; capital markets; real estate investment trusts; consumer finance; thrifts and mortgage finance; and real estate management and development. The Financial Select SectorIndex is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500; (2) each stock in the S&P 500 is allocated to one and only one of the Select Sector Indexes; and (3) each Select Sector Index is calculated by the New York Stock Exchange’s Index Services Group using a modified “market capitalization” 'methodology.

As of June 30, 2012, ordinary operating expenses of the XLF Fund are expected to accrue at an annual rate of 0.18% of the XLF Fund’s daily net asset value. Expenses of the XLF Fund reduce the net value of the assets held by the XLF Fund and, therefore, reduce the value of each share of the XLF Fund. As of June 30, 2012, the XLF Fund’s five largest company holdings include: Wells Fargo & Company (10.01%), Berkshire Hathaway Inc. (8.25%), JPMorgan Chase & Co. (7.66%), Bank of America Corporation (4.96%) and Citigroup Inc. (4.53%).

Information filed by the Select Sector SPDR® Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 333-57791 and 811-08837. The XLF Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=XLF. Shares of the XLF Fund are listed on the NYSE Arca under ticker symbol “XLF.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the XLF Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLF Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	XLF UP <Equity>
Current Equity Closing Price:	$15.94
Closing Price 52 Weeks ago (on October 10, 2011):	$12.43
52 Week High Closing Price (on September 14, 2012):	$16.28
52 Week Low Closing Price (on November 23, 2011):	$11.73

22

PLUS Based on the Value of a Basket of Equities due [•], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $15.94. The associated graph shows the closing prices for the basket equity for each day from August 16, 2002 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

The Financial Select Sector SPDR® Fund	High	Low	Period End
2008
First Quarter	$29.50	$23.40	$24.85
Second Quarter	$27.67	$20.20	$20.20
Third Quarter	$22.64	$17.18	$19.96
Fourth Quarter	$20.58	$9.39	$12.62
2009
First Quarter	$12.69	$6.20	$8.81
Second Quarter	$13.02	$9.06	$11.97
Third Quarter	$15.34	$11.10	$14.94
Fourth Quarter	$15.71	$14.02	$14.39
2010
First Quarter	$16.02	$13.66	$15.97
Second Quarter	$17.05	$13.81	$13.81
Third Quarter	$15.08	$13.44	$14.35
Fourth Quarter	$16.01	$14.34	$15.95
2011
First Quarter	$17.20	$15.91	$16.41
Second Quarter	$16.70	$14.71	$15.33
Third Quarter	$15.65	$11.53	$11.83
Fourth Quarter	$14.05	$11.28	$13.00
2012
First Quarter	$15.97	$13.30	$15.78
Second Quarter	$15.91	$13.37	$14.62
Third Quarter	$16.28	$14.22	$15.60
Fourth Quarter (through October 10, 2012)	$16.06	$15.65	$15.94

23

PLUS Based on the Value of a Basket of Equities due [•], 2013

The Financial Select Sector SPDR® Fund – Daily Closing Prices August 16, 2002 to October 10, 2012

24

PLUS Based on the Value of a Basket of Equities due [•], 2013

iShares® MSCI EAFE Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EFA Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EFA Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. The EFA Fund will at all times invest at least 90% of its assets in the securities of the MSCI EAFE® Index and American depositary receipts based on securities of the MSCI EAFE® Index. The EFA Fund also may invest its other assets in securities not in the MSCI EAFE® Index, futures contracts, options on futures contracts, options and swaps related to the MSCI EAFE® Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of June 30, 2012, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.34% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of June 30, 2012, the EFA Fund includes stocks from Europe, Australasia (Australia and Asia) and the Far East, including the following 29 developed markets: Australia, Austria, Belgium, Bermuda, Cayman Islands, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. As of June 30, 2012, the EFA Fund’s three largest industries were financials, industrials and consumer staples.

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EFA Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EFA Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	EFA UP <Equity>
Current Equity Closing Price:	$52.89
Closing Price 52 Weeks ago (on October 10, 2011):	$50.76
52 Week High Closing Price (on March 19, 2012):	$55.80
52 Week Low Closing Price (on November 25, 2011):	$46.45

25

PLUS Based on the Value of a Basket of Equities due [•], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $52.89. The associated graph shows the closing prices for the basket equity for each day from August 22, 2002 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® MSCI EAFE Index Fund	High	Low	Period End
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$58.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter (through October 10, 2012)	$54.14	$52.89	$52.89

26

PLUS Based on the Value of a Basket of Equities due [•], 2013

iShares® MSCI EAFE Index Fund – Daily Closing Prices August 22, 2002 to October 10, 2012

27

PLUS Based on the Value of a Basket of Equities due [•], 2013

iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EEM Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EEM Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares Trust. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets® Index. The EEM Fund will at all times invest at least 90% of its assets in the securities of the MSCI Emerging Markets® Index and American depositary receipts based on securities of the MSCI Emerging Markets® Index. The EEM Fund also may invest its other assets in securities not in the MSCI Emerging Markets® Index, futures contracts, options on futures contracts, options and swaps related to the MSCI Emerging Markets® Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of June 30, 2012, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.67% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of June 30, 2012, the EEM Fund held stocks from the following 22 emerging markets (and the United States): Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of June 30, 2012, the EEM Fund’s three largest industry concentrations were financials, information technology and energy.

Information filed by the iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 033-97598 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EEM Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EEM Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	EEM UP <Equity>
Current Equity Closing Price:	$40.99
Closing Price 52 Weeks ago (on October 10, 2011):	$38.09
52 Week High Closing Price (on March 1, 2012):	$44.76
52 Week Low Closing Price (on November 25, 2011):	$36.10

28

PLUS Based on the Value of a Basket of Equities due [•], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $40.99. The associated graph shows the closing prices for the basket equity for each day from August 27, 2003 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.75	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter (through October 10, 2012)	$41.95	$40.99	$40.99

29

PLUS Based on the Value of a Basket of Equities due [•], 2013

iShares® MSCI Emerging Markets Index Fund – Daily Closing Prices August 27, 2003 to October 10, 2012

30

PLUS Based on the Value of a Basket of Equities due [•], 2013

iShares® Russell 2000 Index Fund

We have derived all information contained herein regarding the iShares® Russell 2000 Index Fund (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the IWM Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of June 30, 2012, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.26% of the IWM Fund’s daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of June 30, 2012, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (22.14%), Consumer Discretionary (14.97%), Technology (14.65%), Producer Durables (13.75%), Health Care (13.55%), Materials & Processing (7.03%), Energy (5.82%), Utilities (4.47%), Consumer Staples (3.37%) and Other Securities (0.51%).

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the IWM Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	IWM UP<Equity>
Current Equity Closing Price:	$82.47
Closing Price 52 Weeks ago (on October 10, 2011):	$68.83
52 Week High Closing Price (on September 14, 2012):	$86.40
52 Week Low Closing Price (on November 25, 2011):	$66.62

31

PLUS Based on the Value of a Basket of Equities due [•], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $82.47. The associated graph shows the closing prices for the basket equity for each day from June 14, 2002 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® Russell 2000 Index Fund	High	Low	Period End
2008
First Quarter	$75.12	$64.30	$68.51
Second Quarter	$76.17	$68.47	$69.03
Third Quarter	$75.20	$65.50	$68.39
Fourth Quarter	$67.02	$38.58	$49.27
2009
First Quarter	$51.27	$34.36	$41.94
Second Quarter	$53.19	$42.82	$50.96
Third Quarter	$62.02	$47.87	$60.23
Fourth Quarter	$63.36	$56.22	$62.26
2010
First Quarter	$69.25	$58.68	$67.81
Second Quarter	$74.14	$61.08	$61.08
Third Quarter	$67.67	$59.04	$67.47
Fourth Quarter	$79.22	$66.94	$78.23
2011
First Quarter	$84.17	$77.18	$84.17
Second Quarter	$86.37	$77.77	$82.80
Third Quarter	$85.65	$64.25	$64.25
Fourth Quarter	$76.45	$60.97	$73.69
2012
First Quarter	$84.41	$74.56	$82.85
Second Quarter	$83.79	$73.64	$79.65
Third Quarter	$86.40	$76.68	$83.46
Fourth Quarter (through October 10, 2012)	$84.20	$82.47	$82.47

32

PLUS Based on the Value of a Basket of Equities due [• ], 2013

iShares® Russell 2000 Index Fund – Daily Closing Prices June 14, 2002 to October 10, 2012

33

PLUS Based on the Value of a Basket of Equities due [• ], 2013

PowerShares DB Commodity Index Tracking Fund

We have derived all information contained in this free writing prospectus regarding the PowerShares DB Commodity Index Tracking Fund (the “DBC Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, DB Commodity Services LLC, the investment manager of the DBC Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the DBC Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the DBC Fund.

The DBC Fund, organized as a Delaware statutory trust, seeks to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Diversified Commodity Index Excess ReturnTM (for the purposes of this section, the “Index”) over time, plus the excess, if any, of the PowerShares Fund’s interest income from its holdings of the United States Treasury and other high credit quality short-term fixed income securities over the expenses of the fund. The Index is a rules-based index composed of futures contracts on 14 of the most heavily traded physical commodities in the world. The Index Commodities are Light Sweet Crude Oil (WTI), Heating Oil, RBOB Gasoline, Natural Gas, Brent Crude, Gold, Silver, Aluminum, Zinc, Copper Grade A, Corn, Wheat, Soybeans and Sugar. Only eligible financial institutions, called Authorized Participants, may purchase and sell Shares from the DBC Fund.

As of June 30, 2012, ordinary operating expenses of the DBC Fund are expected to accrue at an annual rate of 0.93% of the DBC Fund’s daily net asset value. Expenses of the DBC Fund reduce the net asset value of the assets held by the DBC Fund and, therefore, reduce the value of the shares of the DBC Fund.

As of June 30, 2012, the DBC Fund’s five largest commodity holdings include: Light Sweet Crude Oil (12.375%), Brent Crude Oil (12.375%), Heating Oil (12.375%), RBOB Gasoline (12.375%) and Natural Gas (5.500%).

Information filed by the DBC Fund with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 001-32726. DBC Fund’s website is http://www.invescopowershares.com/products/overview.aspx?ticker=DBC. Shares of the DBC Fund are listed on the NYSE Arca under ticker symbol “DBC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the DBC Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DBC Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	EEM UP<Equity>
Current Equity Closing Price:	$28.62
Closing Price 52 Weeks ago (on October 10, 2011):	$26.94
52 Week High Closing Price (on March 1, 2012):	$29.78
52 Week Low Closing Price (on June 21, 2011):	$24.15

34

PLUS Based on the Value of a Basket of Equities due [•], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $28.62. The associated graph shows the closing prices for the basket equity for each day from May 3, 2006 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

PowerShares DB Commodity Index Tracking Fund	High	Low	Period End
2008
First Quarter	$38.90	$30.73	$35.87
Second Quarter	$45.56	$35.65	$44.90
Third Quarter	$46.38	$32.39	$33.83
Fourth Quarter	$33.05	$19.69	$21.19
2009
First Quarter	$22.74	$18.15	$20.00
Second Quarter	$24.19	$19.44	$22.62
Third Quarter	$23.95	$20.74	$22.06
Fourth Quarter	$24.84	$21.70	$24.62
2010
First Quarter	$25.72	$22.38	$23.52
Second Quarter	$24.70	$21.25	$21.57
Third Quarter	$24.11	$21.20	$24.11
Fourth Quarter	$27.58	$24.08	$27.58
2011
First Quarter	$30.51	$27.13	$30.51
Second Quarter	$31.92	$28.25	$28.96
Third Quarter	$30.83	$25.73	$25.73
Fourth Quarter	$28.54	$25.57	$26.84
2012
First Quarter	$29.78	$27.29	$28.78
Second Quarter	$29.17	$24.15	$25.75
Third Quarter	$29.73	$25.70	$28.68
Fourth Quarter (through October 10, 2012)	$28.72	$28.08	$28.62

35

PLUS Based on the Value of a Basket of Equities due [•], 2013

PowerShares DB Commodity Index Tracking Fund – Daily Closing Prices May 3, 2006 to October 10, 2012

36

PLUS Based on the Value of a Basket of Equities due [•], 2013

The Technology Select Sector SPDR® Fund

We have derived all information contained this free writing prospectus regarding The Technology Select Sector SPDR® Fund (the “XLK Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment manager of the XLK Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the XLK Fund. However, UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLK Fund.

The XLK Fund is one of nine separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The nine Select Sector Indexes upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLK Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index.

In seeking to track the performance of the Technology Select Sector Index, the XLK Fund employs a replication strategy, which means that the XLK Fund typically invests in substantially all of the securities represented in the Technology Select Sector Index in approximately the same proportions as the Technology Select Sector Index. Under normal market conditions, the XLK Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Technology Select Sector Index.

The Technology Select Sector Index includes companies from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics. The Technology Select Sector Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500; (2) each stock in the S&P 500 is allocated to one and only one of the Select Sector Indexes; and (3) each Select Sector Index is calculated by the New York Stock Exchange’s Index Services Group using a modified “market capitalization” methodology.

As of June 30, 2012, ordinary operating expenses of the XLK Fund are expected to accrue at an annual rate of 0.18% of the XLK Fund’s daily net asset value. Expenses of the XLK Fund reduce the net value of the assets held by the XLK Fund and, therefore, reduce the value of each share of the XLK Fund. As of June 30, 2012, the XLK Fund’s top holdings included Apple Inc. (19.15%), Microsoft Corporation (8.02%), International Business Machines Corporation (7.91%), AT&T Inc. (7.33%) and Google Inc. (5.17%).

Information filed by The Select Sector SPDR® Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 333-57791 and 811-08837. The XLK Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=XLK. Share of the XLK Fund are listed on the NYSE Arca under ticker symbol “XLK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the XLK Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLK Fund.

Information as of market close on October 10, 2012:

Bloomberg Ticker Symbol:	EEM UP<Equity>
Current Equity Closing Price:	$30.06
Closing Price 52 Weeks ago (on October 10, 2011):	$25.07
52 Week High Closing Price (on September 19, 2012):	$31.66
52 Week Low Closing Price (on November 25, 2011):	$24.01

37

PLUS Based on the Value of a Basket of Equities due [• ], 2013

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 2, 2008 through October 10, 2012. The closing price of the basket equity on October 10, 2012 was $30.06. The associated graph shows the closing prices for the basket equity for each day from August 19, 2002 to October 10, 2012. We obtained the information in the table and graph from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

The Technology Select Sector SPDR® Fund	High	Low	Period End
2008
First Quarter	$26.16	$21.78	$22.50
Second Quarter	$25.43	$22.52	$22.88
Third Quarter	$23.70	$19.07	$19.80
Fourth Quarter	$19.52	$13.20	$15.41
2009
First Quarter	$16.31	$13.22	$15.62
Second Quarter	$18.43	$16.06	$18.17
Third Quarter	$20.99	$17.34	$20.87
Fourth Quarter	$23.13	$20.25	$22.87
2010
First Quarter	$23.26	$20.84	$23.09
Second Quarter	$24.06	$20.40	$20.40
Third Quarter	$23.15	$20.29	$23.02
Fourth Quarter	$25.28	$22.84	$25.18
2011
First Quarter	$27.01	$24.69	$26.07
Second Quarter	$26.84	$24.49	$25.70
Third Quarter	$26.74	$22.52	$23.57
Fourth Quarter	$26.51	$23.04	$25.45
2012
First Quarter	$30.44	$25.81	$30.15
Second Quarter	$30.48	$27.20	$28.75
Third Quarter	$31.66	$27.90	$30.83
Fourth Quarter (through October 10, 2012)	$31.05	$30.06	$30.06

38

PLUS Based on the Value of a Basket of Equities due [• ], 2013

The Technology Select Sector SPDR® Fund – Daily Closing Prices August 19, 2002 to October 10, 2012

39